Exhibit (j)(l)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Forward Funds:

We consent to the reference to our firm under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

November 2, 2015